CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Energy Infrastructure Acquisition Corp.

We hereby consent to the incorporation of our report dated March 28, 2007 included in this form 10K, on the financial statements of Energy Infrastructure Acquisition Corp. (a corporation in the development stage) as of December 31, 2006 and 2005 and for year ended December 31, 2006 and for the periods from August 11, 2005 (inception) to December 31, 2005 and August 11, 2005 (inception) to December 31, 2006 (cumulative).

/s/ GOLDSTEIN GOLUB KESSLER LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 28, 2007